Example Template : 77O

DWS Global Bond Fund
"N-Sar November 1, 2010 - April 29 , 2011"
Security Purchased	Cusip 	Purchase/Trade Date
size (Shr) of Offering	Offering Price of Shares
Total ($) Amt of Offering
Amt of shares Purch by Fund
% of Offering Purchased by Fund
% of Funds
Total Assets	Brokers	Purchased From
BEST BUY CO INC	086516AL5	3/8/2011
"650,000,000"	$99.70		"1,000,000"
0.15%
"CS, JPM, ML, UBS, CITI, WELLS, BCLY,
BBVA, DB, FIFTH THIRD, GS, HSBC, MITSUBISHI UFJ,
MS, RBC, RBC,"	CS
WELLS FARGO & CO	94974BEV8	3/22/2011
"2,500,000,000"	$99.79		"1,020,000"	0.04%
"WELLS, BCLY, BLAY, CASTLEOAK, DB, GS, HSBC, JPM,
LEBENTHAL, LLOYDS, LOOP, MS, NABSEC, RBC, TD, BLAIR"
WACH
WILLIAMS PARTNERS LP	96950FAG9	11/2/2010
"600,000,000"	$99.99		"16,000"
0.03%
"B, JPM, RBC, MITSUBISHI UFJ, MIZS, TD, USBI, WILLIAMS"	CS